Glenn & Glenn
Attorneys at Law
124 Main Street, Suite 8
New Paltz NY 12561
Telephone 845.256.8035
Fax: 845.255.1814

June 11, 2010

L & L Energy, Inc.
130 Andover Park East, Suite 101
Seattle, Washington 98188

Re.: Registration Statement file no. 333-164229

Gentlemen

We have represented L & L Energy, Inc. (the "Company") in connection with that certain registration statement on Form S-1 (SEC File No 333-164229) which registers the resale of 2,206,410 shares of the Company's outstanding common stock (the "Outstanding Stock") and 1,500,363 shares of the Company's common stock (the "Warrant Stock") issuable upon the exercise of warrants (the "Warrants") issued by the Company.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are opining herein as to the effect on the subject transaction only of the laws of the States of Nevada and California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Subject to the foregoing, it is our opinion that (i) the Outstanding Stock and the Warrant Stock has been duly authorized by the Company, and the Outstanding Stock has been and, when issued upon the exercise of the Warrants in accordance with their terms the Warrant Stock will be, validly issued, fully paid and non-assessable; and (ii) the Warrants are legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

Yours truly
Glenn & Glenn Law LLP

By: D. Roger Glenn